Exhibit 10.19

INDEPENDENCE CONTRACT DRILLING, INC.

PERFORMANCE UNIT AWARD AGREEMENT

TOTAL SHAREHOLDER RETURN

Grantee:

1. Grant of Performance Unit Award.

(a) As of the effective date of this agreement (this “Agreement”), Independence Contract Drilling, Inc., a Delaware corporation (the “Company”), hereby grants to the Grantee (identified above)             1 restricted stock units (the “RSUs”) pursuant to the Amended and Restated Independence Contract Drilling, Inc. 2012 Omnibus Incentive Plan, as amended (the “Plan”). The RSUs represent the opportunity to receive a number of shares of Common Stock of the Company based upon satisfaction of certain EBITDA targets and the “Payout Multiplier” as defined in Exhibit A, subject to Exhibit C. The actual number of shares of Common Stock that may be issued pursuant to the terms of this Agreement will be between 0% and 200% of the number of Target RSUs. The Plan is hereby incorporated in this Agreement in its entirety by reference. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control.

(b) To determine the number, if any, of RSUs that shall vest, the methodology on Exhibit A shall be followed, subject to Exhibit C. For purposes of this Agreement, the “Performance Period” shall be deemed to begin on             , 2014, (the “Effective Date”) and end on the third anniversary of the Effective Date (the “Determination Date”).

2. Definitions. All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise provided herein. Exhibits A, B and C set forth meanings for certain of the capitalized terms used in this Agreement.

3. Vesting and Forfeiture. Except as otherwise provided in Exhibit C, all unvested RSUs will be forfeited automatically by the Grantee for no consideration upon termination for any reason of Grantee’s employment with the Company or its affiliates (the “Company Group”) prior to the Determination Date. To the extent not forfeited prior to the Determination Date, the number of RSUs vesting shall, to the extent not vesting earlier pursuant to Exhibit C, be determined pursuant to the methodology on Exhibit A.

4. Purchase Price. No consideration shall be payable by the Grantee to the Company for the RSUs.

5. Restrictions on RSUs and Settlement of Vested RSUs.

(a) No Dividend Equivalents are granted with to any RSUs.

[1]	Insert the number of RSUs that would vest if the maximum performance metric were achieved.

(b) The Company shall settle vested RSUs within 30 days of the date such RSUs vest. Each vested RSU shall entitle the Grantee to receive one share of Common Stock.

(c) Nothing in this Agreement or the Plan shall be construed to:

(i) give the Grantee any right to be awarded any further RSUs or any other Award in the future, even if RSUs or other Awards are granted on a regular or repeated basis, as grants of RSUs and other Awards are completely voluntary and made solely in the discretion of the Committee;

(ii) give the Grantee or any other person any interest in any fund or in any specified asset or assets of the Company or any Affiliate; or

(iii) confer upon the Grantee the right to continue in the employment or service of the Company or any Affiliate, or affect the right of the Company or any Affiliate to terminate the employment or service of the Grantee at any time or for any reason.

(d) The Grantee shall not have any voting rights with respect to the RSUs.

6. Independent Legal and Tax Advice. Grantee acknowledges that the Company has advised Grantee to obtain independent legal and tax advice regarding the grant, holding, vesting and settlement of the RSUs in accordance with this Agreement and any disposition of any such Awards or the shares of Common Stock issued with respect thereto.

7. Reorganization of Company. The existence of this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue or bonds, debentures, preferred stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Except as otherwise provided herein, in the event of a Corporate Change as defined in the Plan, Section 4.5 of the Plan shall be applicable.

8. Investment Representation. Grantee will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with any federal or state securities law. Moreover, any stock certificate for any shares of stock issued to Grantee hereunder may contain a legend restricting their transferability as determined by the Company in its discretion. Grantee agrees that the Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of shares of Stock hereunder to comply with any law, rule or regulation that applies to the shares subject to this Agreement.

9. No Guarantee of Employment. This Agreement shall not confer upon Grantee any right to continued employment with the Company or any Affiliate thereof.

10. Withholding of Taxes. The Company or an Affiliate shall be entitled to satisfy, pursuant to Section 16.3 of the Plan, any and all tax withholding requirements with respect to RSUs.

11. General.

(a) Notices. All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either of the parties to one another, or to their permitted transferees if applicable. Notices shall be effective upon receipt.

(b) Transferability of Award. The rights of the Grantee pursuant to this Agreement are not transferable by Grantee. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of Grantee or any permitted transferee thereof. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the RSUs, prior to the lapse of restrictions, that does not satisfy the requirements hereunder shall be void and unenforceable against the Company.

(c) Amendment and Termination. No amendment, modification or termination of this Agreement shall be made at any time without the written consent of Grantee and the Company.

(d) No Guarantee of Tax Consequences. The Company and the Committee make no commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to any person eligible for compensation or benefits under this Agreement. The Grantee has been advised and been provided the opportunity to obtain independent legal and tax advice regarding the granting, vesting and settlement of RSUs pursuant to the Plan and this Agreement and the disposition of any Common Stock acquired thereby.

(e) Section 409A. The award of RSUs hereunder is intended to either comply with or be exempt from Section 409A, and the provisions of this Agreement shall be administered, interpreted and construed accordingly. If the Grantee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Grantee has a “separation from service” (other than due to death) within the meaning of Section 1.409A-1(h) of the Treasury Regulations, notwithstanding the provisions of this Agreement, any transfer of shares or other compensation payable on account of Grantee’s separation from service that constitute deferred compensation under Section 409A shall take place on the earlier of (i) the first business day following the expiration of six months from the Grantee’s separation from service, or (ii) such earlier date as complies with the requirements of Section 409A. To the extent required under Section 409A, the Grantee shall be considered to have terminated employment with the Company or its affiliates (the “Company Group”) when the Grantee incurs a “separation from service” with respect to the Company Group within the meaning of Section 409A(a)(2)(A)(i) of the Code.

(f) Severability. In the event that any provision of this Agreement shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had not been included therein.

(g) Supersedes Prior Agreements. This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and the Grantee regarding the grant of the RSUs covered hereby.

(h) Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without regard to its conflict of law provisions, to the extent federal law does not supersede and preempt Delaware law.

(i) No Trust or Fund Created. This Agreement shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Grantee or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliates pursuant to this Agreement, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

(j) Clawback Provisions. Notwithstanding any other provisions in this Agreement or the [Employment Agreement/Change of Control Agreement] to the contrary, any incentive-based compensation, or any other compensation, payable pursuant to this Agreement or any other agreement or arrangement with the Company or an affiliate which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or an affiliate pursuant to such law, government regulation or stock exchange listing requirement.)

(k) Other Laws. The Company retains the right to refuse to issue or transfer any Stock if it determines that the issuance or transfer of such shares might violate any applicable law or regulation or entitle the Company to recover under Section 16(b) of the Securities Exchange Act of 1934.

(l) Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Grantee.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has hereunto executed this Agreement as of the same date, to be effective as of [            ], 2014.

INDEPENDENCE CONTRACT DRILLING, INC.

By:
Name:
Title:

Address for Notices: Independence Contract Drilling, Inc. 11601 North Galayda Street Houston, Texas 77086 Fax: [•] Attn: [Chief Executive Officer]

GRANTEE

By:
Name:

Address for Notices:

Fax:

Exhibit A

Methodology for Calculating Vested RSUs

1. Definitions. For purposes of determining the number of RSUs that vest, the following definitions shall apply:

(a) Target RSUs means             .2

(b) Peer Group means the following eight companies to the extent such entities or their successors are in existence and publicly traded as of the Performance End Date: Helmerich & Payne, Inc. (NYSE: HP), Nabors Industries, Inc. (NYSE: NBR), Patterson-UTI Energy, Inc. (NYSE: PTEN), Precision Drilling Corporation (NYSE: PDC), Pioneer Energy Services Corp. (NYSE: PES), Trinidad Drilling, Inc. (TOR: TDG.TO), Basic Energy Services, Inc. (NYSE: BAS), and C&J Energy Services, Inc. (NYSE: CJES).

(c) Total Shareholder Return or TSR means shall be defined and calculated as follows, where “Beginning Price” is (1) with respect to the Company, the initial price to public in the Company’s initial public offering on the date hereto, and (2) with respect to members of the Peer Group, the average closing price on the New York Stock Exchange (“NYSE”) for the last 20 NYSE trading days prior to and including the date of this Agreement, and “Ending Price” is the average closing price on the NYSE for the last 20 NYSE trading prior to and including the Determination Date, in each case as applied to the applicable equity security:

TSR = (Ending Price – Beginning Price + cash dividends (if any) per share paid*)

Beginning Price

*	Stock dividends paid in securities rather than cash in which there is a distribution of less than 25 percent of the outstanding shares (as calculated prior to the distribution) shall be treated as cash for purposes of this calculation.

To the extent a security of the Company or any member of the Peer Group is not listed or traded on the NYSE, “NYSE” as used above shall mean the principal national securities exchange or quotation service on which the security is listed or quoted. TSR of the Company or of any member of the Peer Group shall be equitably adjusted, as determined by the Committee, to reflect any spin-off, stock split, reverse stock split, stock dividend, recapitalization, reclassification or other similar change in the number of outstanding shares of common stock.

2. Committee Methodology. Subject to Exhibit C, for purposes of determining the number of RSUs that vest, the Committee shall:

[2]	Insert number of Target RSUs (i.e., the number of RSUs that would vest if the Payout Multiplier were 1.0).

(a) Calculate the Total Shareholder Return for the Company and each member of the Peer Group for the Performance Period.

(b) Rank the Company and each member of the Peer Group based on Total Shareholder Return with the entity having the highest Total Shareholder Return ranking in the first position and the entity with the lowest Total Shareholder Return ranking in the ninth position.

(c) Determine the Payout Multiplier to be utilized in determining the number of RSUs that vest, and thus the number of shares of Common Stock to be issued to the Grantee based on the Payout Schedule below:

Eight Company Payout Schedule
Company Ranking	Payout Multiplier
1	2.00
2	2.00
3	2.00
4	1.50
5	1.00
6	0.75
7	0.50
8	0.25
9	0.00

(d) Determine the number of RSUs that vest, and thus the number of shares of Common Stock to be issued to Grantee, by multiplying the number of Target RSUs by the Payout Multiplier.

(e) If any calculation with respect to the number of RSUs that vest, and thus the number of shares of Common Stock to be issued hereunder would result in a fractional share, the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share.

3. Peer Group Changes. If, as a result of merger, acquisition or a similar corporate transaction, a member of the Peer Group ceases to be a member of the Peer Group (an “Affected Peer Company”), the Affected Peer Company shall not be included in the Payout Schedule and the following alternative Payout Schedules shall be used in its place in determining the Payout Multiple:

Seven Company Peer Group Payout Schedule
Company Ranking	Payout Multiplier
1	2.00
2	2.00
3	2.00
4	1.50
5	1.00
6	0.75
7	0.50
8	0.00

Six Company Peer Group Payout Schedule
Company Ranking	Payout Multiplier
1	2.00
2	2.00
3	1.50
4	1.00
5	0.67
6	0.33
7	0.00

If a member of the Peer Group declares bankruptcy, or ceases to be publicly traded as a result of bankruptcy, it shall not be deemed an Affected Peer Company and shall be deemed to remain in the Peer Group until the expiration of the Performance Period and shall occupy the lowest ranking in the Payout Schedule. If, as a result of merger, acquisition or a similar corporate transaction, there are three or more Affected Peer Companies, the Committee may in its sole discretion revise the makeup of the Peer Group and make adjustments to the Payout Multipliers in a manner consistent with the methodologies contained herein as determined by the Committee in its reasonable discretion.

Exhibit B

Certain Definitions.

1. Cause shall mean Grantee’s:

(i) willful and continued failure to comply with the reasonable written directives of the Company for a period of thirty (30) days after written notice from the Company;

(ii) willful and persistent inattention to duties for a period of thirty (30) days after written notice from the Company, or the commission of acts within employment with the Company amounting to gross negligence or willful misconduct;

(iii) misappropriation of funds or property of the Company or committing any fraud against the Company or against any other person or entity in the course of employment with the Company;

(iv) misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled;

(v) conviction of a felony involving moral turpitude;

(vi) willful failure to comply in any material respect with the terms of this Agreement and such non-compliance continues uncured after thirty (30) days after written notice from the Company; or

(vii) chronic substance abuse, including abuse of alcohol, drugs or other substances or use of illegal narcotics or substances, for which Grantee fails to undertake treatment immediately after requested by the Company or to complete such treatment and which abuse continues or resumes after such treatment period, or possession of illegal narcotics or substances on Company premises or while performing Grantee’s duties and responsibilities.

Any termination of employment by the Company for Cause shall be communicated by Notice of Termination to the Grantee given in accordance with Section 11(a) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Grantee’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company from asserting such fact or circumstance in enforcing the Grantee’s or the Company’s rights hereunder. “Date of Termination” shall mean the date that employment with the Company and its affiliates is terminated in all respects for any reason.

2. [Change of Control Agreement shall mean the Change of Control Agreement entered into effective [            ], by and between the Company and the Grantee, as amended.]3

3. [Employment Agreement shall mean the [            ] entered into effective [            ], by and between the Company and the Grantee, as amended.]4

4. Good Reason shall mean without the express written consent of Grantee, the occurrence of any of the following:

(i) any action or inaction that constitutes a material breach by the Company of the [Employment Agreement/Change of Control Agreement] and such action or inaction continues uncured after thirty (30) days following written notice from the Grantee;

(ii) the assignment to the Grantee of any duties resulting in a material diminution of the Grantee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the Employment Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within 30 days of receipt of written notice thereof given by the Grantee; or

(iii) a change in the geographic location of Grantee’s principal office location to a location more than fifty (50) miles from Houston, Texas.

Notwithstanding anything herein to the contrary, the interim assignment of Grantee’s position, authority, duties, or responsibilities to any person while Grantee is absent from his duties shall not constitute a Good Reason for Grantee to terminate his employment with the Company. In addition, the Grantee’s termination of employment shall not constitute Good Reason unless Grantee notifies the Company in writing of the condition or event constituting Good Reason within ninety (90) days of the condition’s initial occurrence and the Company fails to cure the conditions, to the extent curable, specified in the notice within thirty (30) days following such notification. Further, the Grantee’s termination of employment shall not constitute termination for Good Reason unless Grantee terminates his employment with the Company within thirty (30) days following the end of the Company’s 30-day cure period. Any termination during the Employment Term by the Grantee for Good Reason shall be communicated by Notice of Termination to the Company given in accordance with Section 11(a) of the Agreement.

[3]	Include reference to existing change of control agreement if applicable.
[4]	Include reference to existing employment agreement if applicable.

Exhibit C

1. Termination of Employment. If prior to the Determination Date, the Grantee’s employment with the Company Group is terminated:

(i) by the Company without Cause, or

(ii) by the Grantee for Good Reason;

then, notwithstanding any other provision of this Agreement or the [Employment Agreement/Change of Control Agreement], the RSUs shall vest on a pro rata basis determined by multiplying the number of Target RSUs granted hereunder by a fraction (not greater than 1.0), the numerator of which is the number of months (not including any partial months) that have elapsed since the Effective Date to the date of the Grantee’s termination of employment, and the denominator of which is the total number of months in the period beginning on the Effective Date and ending on the third anniversary of the Effective Date. All remaining unvested RSUs shall be immediately forfeited.

2 Change in Control. Notwithstanding any other provision of this Agreement or the [Employment Agreement/Change of Control Agreement], if a Change in Control occurs prior to the Determination Date and the Grantee has remained continuously employed by the Company Group from the Effective Date to the date upon which such Change in Control occurs, the RSUs shall vest on a pro rata basis determined by multiplying the number of Target RSUs granted hereunder by a fraction (not greater than 1.0), the numerator of which is the number of months (not including any partial months) that have elapsed since the Effective Date to the date of the Change in Control, and the denominator of which is the total number of months in the period beginning on the Effective Date and ending on the third anniversary of the Effective Date. All remaining unvested RSUs shall be forfeited. All remaining RSUs shall automatically be immediately forfeited.

For purposes of this Agreement, “Change of Control” shall mean:

A. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50 percent or more of either (A) the then outstanding shares of common stock or membership interests of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors or managers (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection A, the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company or any acquisition by the Company; or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (3) any acquisition by any corporation pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection C of this definition; or

B. Individuals, who, as of the date hereof constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders or members, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for purpose of this subsection B, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

C. Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”) in each case, unless, following such Corporate Transaction, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (3) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

D. Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation would be subject to the income tax under Section 409A if the foregoing definition of “Change of Control” were to apply, but would not be so subject if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then “Change of Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A, a transaction or circumstance that satisfies the requirements of both (1) a Change of Control under the applicable clauses (A) through (D) above, as applicable, and (2) a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).